EXHIBIT E

                                 EnerShop, Inc.
                             Statement of Cash Flows
                     For The Quarter Ended December 31, 1996


OPERATING ACTIVITIES
Net (Income) Loss                                      $1,507,282
Change in Trade Acounts Receivable                        183,317
Change in Work in Progress                                138,417
Change in Fixed Assets                                    111,172
Change in Office Furniture and Fixtures                   (10,920)
Change in Other Assets                                   (145,091)
Change in Trade Acounts Payable                           (92,213)
Change in Affiliated Acounts Payable                      103,513
Change in Accrued Benefit Plan Liabilities                 26,968
Change in Accrued Federal Income Tax                      324,161
                                                      -----------
Total Operating Activities                              2,146,606

FINANCING ACTIVITIES
Change in Short Term Debt                              (2,146,606)
                                                      -----------
Total Financing Activities                                   --

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Net Change in Cash & Cash Equivalents                        --
                                                      ===========

Cash at Beginning of Period                                  --
Cash at End of Period                                        --
                                                      ===========
Net Change in Cash & Cash Equivalents                 $      --
                                                      ===========